EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 No. 333-00000) and related Prospectus of Gibraltar Industries, Inc. for the registration of $210,000,000 of 6.25% Senior Subordinated Notes, due 2021, and to the incorporation by reference therein of our reports dated February 22, 2013, with respect to the consolidated financial statements of Gibraltar Industries, Inc., and the effectiveness of internal control over financial reporting of Gibraltar Industries, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Buffalo, New York

June 11 2013